UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                     PURSUANT TO SECTION 13 OR 15(D) OR THE
                        SECURITIES EXCHANGE ACT OF 1934


                               September 23, 1998




              ML-LEE ACQUISITION FUND (RETIREMENT ACCOUNTS) II, L.P. (Exact name of registrant as specified in its governing instruments)


              Delaware                               04-3028397
   (State or other jurisdiction of        (IRS Employer Identification No.)
   incorporation or organization)



                             World Financial Center
                            South Tower - 23rd Floor
                         New York, New York 10080-6123
              (Address of principal executive office and zip code)


Registrant's telephone number, including area code: (212) 236-7339

                              ITEM 5. OTHER EVENTS


     On August 13, 1998, Cinnabon International, Inc., a Delaware corporation ("Cinnabon"), and a portfolio company of ML-Lee Acquisition Fund (Retirement Account) II, L.P. (the "Retirement Fund"), executed an Agreement and Plan of Merger with AFC Enterprises, Inc. ("AFC") pursuant to which AFC will acquire Cinnabon by merger (the "Merger"). The Merger, which is subject to certain closing conditions, is anticipated to be consummated by the end of September.

     In connection with the Merger, Cinnabon will repay certain portions of its outstanding debt, including all accrued and unpaid interest thereon and any premiums in connection therewith. As a result, Cinnabon will repay the Subordinated Note held by the Retirement Fund, together with all accrued and unpaid interest thereon and prepayment premiums for an aggregate of approximately $4.5 million (of which $3.9 million represents return of capital). The Warrants to purchase Common Stock of Cinnabon held by the Retirement Fund will be cancelled for no consideration. The per Unit amount to be distributed to the Fund's Limited Partners from this transaction is not determinable at this time. Net Distributable Capital Proceeds less the payment of expenses and the establishment of reserves, if any, will be distributed to Limited Partners of record as of the closing date of this transaction, which is expected to be in September 1998.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on the 23rd day of September 1998.


              Signature                           Title



______________________              ML Mezzanine II Inc.
Audrey Bommer                       Vice President and Treasurer
                                    (Principal Financial Officer of Registrant)